Exhibit 99.1

New England Realty Associates Limited Partnership Announces Election of New Director

ALLSTON, Mass., June 12, 2014 — On June 12, 2014, NewReal, Inc., the General Partner of New England Realty Associates Limited Partnership (NYSE AMEX:NEN), announced that on June 9, 2014, the Board of Directors of NewReal elected Eunice McNeill Harps to the Board to fill the vacancy created by the death of a director.  Ms. Harps was also appointed to the Audit Committee of the Board of Directors of NewReal.

Eunice Harps is currently the Director of Credit at the Massachusetts Housing Investment Corporation.  She joined MHIC in September, 1999 after a 15-year career at BankBoston.  From 1996 through 1998, Ms. Harps was Senior Manager, Capital Markets Credit, at BankBoston; and from 1984 to 1996, she served in various senior positions in the bank’s real estate department. Prior to joining BankBoston, Ms. Harps was an investment officer with New England Financial.  Ms. Harps has served as Chair of the YWCA Boston Board of Directors.  She received both her B.A. and MBA from Boston University.